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                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement
   Schmidt          Andreas                   (Month/Day/Year)         barnesandnoble.com inc.              Symbol = bnbn
   -------          -------     --------
   (Last)           (First)     (Middle)
                                                 10/18/2000         5. Relationship of Reporting Person     6. If Amendment,
                                                                        to Issuer (Check all applicable)       Date of Original
   c/o Bertelsmann E-Commerce Group       3.  I.R.S. Identification                                            (Month/Day/Year)
   1540 Broadway, 44th Floor                  Number of Reporing       X  Director       __ 10% Owner
   --------------------------------           Person, if an entity
                (Street)

   New York           NY        10036         (voluntary)              __ Officer (give  __ Other (specify  7. Individual or Joint/
   -----------       -------    ------                                      title below)         below)        Group Filing (Check
   (City)            (State)     (Zip)                                                                         Applicable Line)
                                                                          _____________________________     x  Form filed by One
                                                                                                               Reporting Person

                                                                                                            __ Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person
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                                       Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)

None




If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                      (Print or Type Responses)
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                                         Table II - Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Stock Option (Right           (2)      10/17/10  Class A Common    40,000          $3.5625               D
to Buy) (1)                                      Stock




Explanation of Responses:

(1)  Granted under barnesandnoble.com inc. 1999 Incentive Plan in transaction exempt under Rule 16b-3.
(2)  One-fourth of these options become exercisable on October 18 of each of the years 2001 through 2004.

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/Andreas Schmidt              October 26, 2000
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ----------------------------------------------------
                                                                                **Signature of Reporting Person          Date
                                                                                        Andreas Schmidt

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                                     Page 2
                                                      (Print or Type Responses)

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